Exhibit 99.1

Alpha Biologics Assets Seized by Bank Pembangunan Malaysia

SAN JOSE, CA, September 19, 2014 – Viropro, Inc. (OTCBB: VPRO) today announced that Bank Pembangunan Malaysia Berhad (BPMB) has seized the assets of Alpha Biologics Sdn Bhd (Alpha), a wholly owned subsidiary of Viropro located in Penang, Malaysia. The Bank has appointed Lim San Peen of PricewaterhouseCoopers Advisory Services Sdn Bhd as Receiver and Manager of the Alpha property pursuant to Section 188(1)(a) of the Companies Act 1965 (Malaysia) under the powers contained in the Debentures between Alpha and BPMB dated July 25, 2006 and December 22, 2009. The Receiver and Manager has advised the Directors of Alpha that their powers to deal with the Company’s property or to manage its undertakings are suspended.

On July 25, 2006, Alpha entered into a debenture agreement with BPMB for RM 20 million (US$6.2 million at current exchange rates.). On December 22, 2009, Alpha entered in a debenture agreement with BPMB for an additional RM 5 million. As of July 31, 2014, the outstanding balance on the loans plus accrued interest and penalties was approximately RM 22.1 million (US$6.8 million). Representatives from Viropro, acting on behalf of Alpha, had previously met with the members of the staff of the Credit Recovery Group at BPMB and presented a proposal for restructuring the Alpha debt. No reference was made to the Company’s proposal in the notification regarding the appointment of the Receiver and Manager.

“We are deeply disappointed and dismayed by this unexpected and counter-productive action by Bank Pembangunan,” commented Bruce Cohen, Viropro Chairman. “Having presented a restructuring proposal in good faith, we were surprised by the lack of a response to our plan and the unexpected decision to appoint a Receiver and Manager without any notice.”

Citing Sections 188(1)(b) and 189(2) of the aforementioned Companies Act, Mr. Lim ordered the Alpha Directors to turn over all of its assets and records to him within 14 days. Mr. Lim also ordered the Directors not to carry on Alpha’s business in any way nor enter into any commitment on behalf of Alpha with his prior approval.

“This action by the Bank undermines our ability to enter into negotiations with partners, restore the business of Alpha and house our new development programs in Malaysia,” said Joseph Vallner, Viropro President and CEO. “At full capacity, the Alpha facility would have created as many as a hundred good paying jobs for highly skilled graduates of Malaysia’s universities.”

Construction of the Alpha facility was completed in 2010. In 2014, the facility was vandalized on several occasions, resulting in significant damage to the building’s electrical system and a number of specialized instruments. Coincident with the delivery of the notice regarding the appointment, representatives from PricewaterhouseCoopers dismissed the security guards retained on behalf of Alpha and replaced them with guards of their own.

Viropro also announced today that the Company is undertaking a comprehensive review of its strategy and operations to identify opportunities to enhance shareholder value and to determine the best course of action.

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About Viropro

Viropro is engaged in the development and manufacturing of biopharmaceuticals. Viropro seeks to offer cost-effective and timely solutions to the biopharma industry from drug concept through to product manufacturing.

About Bank Pembangunan Malaysia Berhad

Bank Pembangunan Malaysia Berhad (BPMB) is wholly owned by the Malaysia Government through the Minister of Finance. BPMB is mandated to provide medium to long term financing for Islamic and conventional facilities to capital intensive industries, which include infrastructure projects, maritime, technology and oil & gas sectors.

Contact: info@viropro.net